                                                                                                         EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in Registration Statement No. 333-116978 on Form S-8 of our report dated March 10, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph that substantially all revenues are derived from code-share agreements with US Airways, Inc., Delta Air Lines, Inc., AMR Corp., the parent of American Airlines, Inc. and United Airlines, Inc. as discussed in Note 1 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of Republic Airways Holdings Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
March 29, 2005